Exhibit 99.1

NanoString Technologies Releases Operating Results for Second Quarter of 2019
SEATTLE - July 31, 2019 - NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today reported financial results for the second quarter of 2019.
Second Quarter Financial Highlights

•	Total product and service revenue of $22.4 million, 10% year-over-year growth

•	Consumables revenue of $14.4 million, including $2.6 million of Prosigna® IVD kits, 12% year-over-year growth

•	Instrument revenue of $4.9 million, 10% year-over-year reduction

•	Service revenue of $3.0 million, 45% year-over-year growth

•	Collaboration revenue recognized of $8.0 million and cash received from collaborators of $5.5 million
“During the second quarter we achieved our sixth consecutive quarter of double-digit growth in product and service revenue, driven by a 15% year-over-year increase in our life science consumable sales and 45% growth in service revenue,” said Brad Gray, president and CEO of NanoString. “We delivered record service revenue under our Technology Access Program for GeoMx DSP, and our customers published high-profile peer-reviewed papers that highlight the unique capabilities of GeoMx DSP for biomarker discovery in immuno-therapy. We continue to generate solid demand for GeoMx and now have approximately 55 committed GeoMx DSP instrument orders, and we expect to start shipping instruments and realize our first GeoMx revenue in the third quarter.”
Recent Business Highlights
nCounter Platform

•	Increased installed base to approximately 790 nCounter Analysis Systems at June 30, 2019, as compared to approximately 670 systems in the prior year.

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Entered into commercial partnerships with three Contract Research Organizations (CROs), including Covance, NeoGenomics Laboratories, Inc., and Navigate BioPharma Services, Inc. to expand access to NanoString’s PanCancer IO 360™ Gene Expression Panel.

•	Launched new Panels for studying Metabolic Pathways during the second quarter.

•	Announced a collaboration with the MODEL-AD consortium that has resulted in the development of two new nCounter® gene expression panels for use in Alzheimer’s disease research.

•	Surpassed 2,650 cumulative peer-reviewed publications of studies utilizing nCounter technology.
GeoMx Digital Spatial Profiling (DSP) Platform

•	Increased cumulative GeoMx DSP orders to approximately 55 instruments as of June 30, 2019.

•	Completed over 25 GeoMx DSP Technology Access Program (TAP) projects in Q2, expanding the total number of projects completed to approximately 125 for 85 customers.

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A team lead by researchers at Vanderbilt University used the GeoMx DSP to characterize the mechanism of neurotoxicity in patients receiving immuno-therapy for metastatic melanoma. While checkpoint inhibitors can lead to durable responses in a range of metastatic cancers, unanticipated immune-related adverse events can limit the utility of these life-saving therapies. This study was published in the journal Nature Medicine.

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A group of researchers from Yale University School of Medicine used the GeoMx DSP to identify biomarkers that were predictive for objective response, progress free survival and overall survival for patients receiving immuno-therapy for metastatic melanoma. This study was published in the journal Clinical Cancer Research in June of 2019.

•	NanoString and Mayo Clinic Laboratories announced a collaboration to develop clinical tests using GeoMx DSP.
Second Quarter Financial Results
Product and service revenue for the three months ended June 30, 2019 increased by 10% to $22.4 million, as compared to $20.4 million for the second quarter of 2018. Instrument revenue was $4.9 million, a reduction of 10% compared to the prior year period. Consumables revenue, excluding Prosigna, was $11.8 million, an increase of 15% compared to the prior year period, with growth driven primarily by sales of our panel products. Prosigna IVD kit revenue was $2.6 million, an increase of 4% compared to the prior year period, with growth in Europe offset by lower sales in North America as compared to the prior year period. Service revenue was $3.0 million, an increase of 45% compared to the prior year period, reflecting continued growth in demand for our GeoMx DSP Technology Access Program and increased service contracts associated with our growing installed base of nCounter instruments. Gross margin on product and service revenue was 57% compared to 58% in the prior year period.
Collaboration revenue totaled $8.0 million, compared to $4.6 million for the prior year period, and was derived primarily from our collaborations with Lam Research and Celgene Corporation. The higher collaboration revenue recorded as compared to the prior year period primarily reflects the accelerated recognition of all remaining deferred revenue from our Celgene collaboration. In April 2019, Celgene announced that its clinical trial evaluating REVLIMID® for the treatment of DLBCL, which was conducted using our companion diagnostic product candidate LymphMark™, did not meet its primary endpoint. As a result, our collaboration agreement with Celgene was terminated, with substantially all the remaining deferred collaboration revenue recognized during the three months ended June 30, 2019. Cash received from collaborators totaled $5.5 million during the quarter, primarily reflecting activity relating to our collaboration with Lam Research.
Research and development expense increased by 17% to $17.0 million compared to $14.6 million for the prior year period, reflecting continued investments in GeoMx DSP, nCounter Panels and Hyb & Seq. Selling, general and administrative expense increased by 9% to $22.5 million compared to $20.6 million for the prior year period, primarily reflecting increased investment in personnel and commercial launch activities related to GeoMx DSP. In addition, our research and development and selling, general and administrative expenses reflected higher amounts of stock-based compensation expense as compared to the prior year period, primarily as a result of the increase in our stock price as compared to the prior year period.
Net loss was $20.0 million, or a loss of $0.57 per share, compared with $20.6 million, or $0.80 per share, for the prior year period.
Outlook for 2019
The company is reiterating its revenue and gross margin guidance for the full year, which includes:

•	Product and service revenue of $98 million to $103 million, including approximately $6 million to $8 million of revenue recorded from sales of GeoMx DSP

•	Total revenue of $118 million to $123 million, which includes product and service revenue plus approximately $20 million of collaboration revenue

•	Gross margin on product and service revenue of 57% to 59%
The company is updating its guidance for certain operating expenses and other items. These updates reflect higher expected levels of stock-based compensation expense and additional investments directed to capture demand for and support the launch of GeoMx DSP. For the full year 2019 the company now expects:

•	Selling, general and administrative expenses of $85 million to $87 million

•	Research and development expenses of $64 million to $66 million, to be partially offset by approximately $20 million expected to be received from Lam Research

•	GAAP net loss of $78 million to $83 million

•	Net loss per share of $2.20 to $2.40

•	Expect total use of cash of $55 million to $60 million
Conference Call
Management will host a conference call today beginning at 1:30 pm PT / 4:30 pm ET to discuss these results and answer questions. Individuals interested in listening to the conference call may do so by dialing (888) 793-9492 for domestic callers, or (734) 385-2643 for international callers. Please reference Conference ID 5182286. To listen to a live webcast, please visit the investor relations section of the company’s website at www.nanostring.com. A replay of the call will be available beginning July 31, 2019 at 7:30pm ET through midnight ET on August 7, 2019. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 5182286. The webcast will also be available on the company’s website for one year following the completion of the call.
About NanoString Technologies, Inc.
NanoString Technologies is a leading provider of life science tools for translational research and molecular diagnostic products. The company's nCounter® Analysis System is used in life sciences research and has been cited in more than 2,650 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company's GeoMx™ Digital Spatial Profiler enables highly-multiplexed spatial profiling of RNA and protein targets in a variety of sample types, including FFPE tissue sections. The company's technology is also being used in diagnostics. The Prosigna® Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer.
For more information, please visit www.nanostring.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expectations for future revenue growth, the impact of new products and expansion into new markets, the company’s anticipated uses or sources of cash, the growth trajectory of the company’s nCounter franchise, the anticipated launch of and demand for, new platforms, the anticipated benefits of the company’s collaboration relationships, the timing of development funding and the company’s estimated 2019 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.
The NanoString logo, NanoString, NanoString Technologies, GeoMx, Hyb & Seq, nCounter and Prosigna are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions. All other trademarks are the property of their respective owners. All rights reserved.
Contact
Doug Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Instruments	$4,940	$5,488	$9,258	$10,162
Consumables	11,774	10,281	23,920	19,638
In vitro diagnostic kits	2,614	2,521	4,928	4,687
Services	3,042	2,094	5,614	3,942
Total product and service revenue	22,370	20,384	43,720	38,429
Collaboration	7,975	4,615	14,313	9,655
Total revenue	30,345	24,999	58,033	48,084
Costs and expenses:
Cost of product and service revenue	9,605	8,552	18,314	16,247
Research and development	17,029	14,585	33,056	28,417
Selling, general and administrative	22,499	20,649	45,935	40,086
Total costs and expenses (a) (b)	49,133	43,786	97,305	84,750
Loss from operations	(18,788)	(18,787)	(39,272)	(36,666)
Other income (expense):
Interest income	828	204	1,351	442
Interest expense	(1,889)	(1,604)	(3,637)	(3,167)
Other expense, net	(120)	(349)	(230)	(284)
Total other expense, net	(1,181)	(1,749)	(2,516)	(3,009)
Net loss before provision for income taxes	(19,969)	(20,536)	(41,788)	(39,675)
Provision for income taxes	(68)	(65)	(147)	(128)
Net loss	$(20,037)	$(20,601)	$(41,935)	$(39,803)
Net loss per share, basic and diluted	$(0.57)	$(0.80)	$(1.26)	$(1.55)
Shares used in calculating basic and diluted net loss per share	35,174	25,757	33,382	25,619

(a) Includes $5.1 million and $2.9 million of stock-based compensation expense for the three months ended June 30, 2019 and 2018, respectively, and $8.0 million and $5.8 million for the six months ended June 30, 2019 and 2018, respectively.

(b) Includes $1.2 million and $1.1 million of depreciation and amortization expense for the three months ended June 30, 2019 and 2018, respectively, and $2.4 million and $2.0 million for the six months ended June 30, 2019 and 2018, respectively.

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$33,371	$24,356
Short-term investments	112,109	69,641
Accounts receivable, net	18,999	17,279
Inventory, net	16,470	13,173
Prepaid expenses and other	9,168	7,258
Total current assets	190,117	131,707
Property and equipment, net	14,713	15,171
Operating lease right-of-use assets	25,889	—
Other assets	2,181	680
Total assets	$232,900	$147,558
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,132	$8,636
Accrued liabilities	3,703	3,705
Accrued compensation and other employee benefits	9,749	12,060
Customer deposits	7,369	8,167
Deferred revenue, current portion	6,033	9,890
Deferred rent, current portion	—	657
Operating lease liabilities, current portion	3,517	—
Total current liabilities	36,503	43,115
Deferred revenue, net of current portion	853	1,620
Deferred rent and other liabilities, net of current portion	170	7,558
Long-term debt, net of discounts	78,442	58,396
Operating lease liabilities, net of current portion	30,944	—
Total liabilities	146,912	110,689
Total stockholders’ equity	85,988	36,869
Total liabilities and stockholders’ equity	$232,900	$147,558